Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE AND CONFIDENTIAL.

Confidential

LICENSE AGREEMENT

between

ARS PHARMACEUTICALS, INC.

and

AEGIS THERAPEUTICS, LLC

Effective Date as of June 18, 2018

i

6. PATENT RIGHTS		13

6.1	Prosecution and Maintenance of AEGIS Patent Rights	13

6.2	Prosecution and Maintenance of ARS Patent Rights	14

6.3	Orange Book Listings	14

6.4	Enforcement	14

6.5	FDA Matters	16

7. CONFIDENTIALITY		16

7.1	Confidentiality	16

7.2	Terms of License Agreement	17

7.3	Permitted Disclosures	17

7.4	Publicity	17

8. INDEMNIFICATION AND INSURANCE		17

8.1	Indemnification by ARS	17

8.2	Indemnification by AEGIS	18

8.3	Procedure	18

8.4	Insurance	18

9. TERM; TERMINATION		18

9.1	Term	18

9.2	Termination for Breach or Bankruptcy	19

9.3	Termination by ARS	19

9.4	Effect of Expiration or Termination	19

10. GENERAL PROVISIONS		20

10.1	Governing Law	20

10.2	Arbitration	20

10.3	Modification; Waiver	20

10.4	Rights Under U.S. Bankruptcy Code	21

10.5	Assignment	21

10.6	Independent Contractors	21

10.7	Further Actions	21

10.8	Notices	21

10.9	No Implied Licenses	22

10.10	Force Majeure	22

10.11	No Consequential Damages	22

10.12	Complete Agreement	22

10.13	Counterparts	22

10.14	Severability	23

10.15	Headings	23

EXHIBIT A – DEFINITIONS
EXHIBIT B – AEGIS PATENT RIGHTS

ii

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “License Agreement”) effective as of June 18, 2018 (the “Effective Date”), by and between AEGIS THERAPEUTICS, LLC, a California limited liability company (“AEGIS”), and ARS PHARMACEUTICALS, INC., a Delaware corporation (“ARS”) and together with “AEGIS,” the “Parties”).

Recitals

A. AEGIS has rights in certain proprietary technology regarding the chemically synthesizable delivery enhancement and stability agents that, among other things, allow non-invasive systemic delivery of potent peptide, protein, and large molecule drugs.

B. ARS desires to develop and commercialize therapeutic products that utilize such proprietary technology of AEGIS for the delivery of the Compound (as defined in Exhibit A).

C. ARS desires to obtain from AEGIS, and AEGIS is willing to grant to ARS, a license to develop and commercialize such therapeutic products, on the terms and conditions set forth below.

In consideration of the foregoing Recitals and the mutual covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS

For purposes of this License Agreement, the terms defined in Exhibit A attached hereto shall have the defined meanings as set forth in Exhibit A, and the terms defined in this License Agreement shall have the corresponding meanings set forth in this License Agreement.

2.	REPRESENTATIONS AND WARRANTIES

2.1 Both Parties. Each Party represents and warrants to the other Party as follows:

2.1.1 Organization. Such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

2.1.2 Authorization and Enforcement of Obligations. Such Party (a) has the requisite power and authority and the legal right to enter into this License Agreement and to perform its obligations hereunder; and (b) has taken all requisite action on its part to authorize the execution and delivery of this License Agreement and the performance of its obligations hereunder. This License Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

2.1.3 Consents. All necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such Party in connection with this License Agreement have been obtained.

2.1.4 No Conflict. The execution and delivery of this License Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws, regulations or orders of governmental bodies; and (b) do not conflict with, or constitute a default under, any contractual obligation of such Party.

2.2 AEGIS Additional Representations and Warranties. AEGIS hereby represents and warrants to ARS that:

2.2.1 Intellectual Property Matters.

(a) Exhibit B sets forth a true, correct and complete list of all AEGIS Patents Rights existing as of the Effective Date, and for each such patent and patent application AEGIS has identified (i) the owner, (ii) the countries in which such listed item is patented or registered or in which an application for patent or for registration is pending, (iii) the application number, (iv) the patent or registration number, as applicable, (v) the earliest relied upon priority filing date for determination of the expiration date, (vi) the expiration date, as applicable, including any applicable patent term extensions or supplemental protection certificates, and (vii) the due date(s) for any applicable maintenance, annuity or renewal fee.

(b) Each of the patents and patent applications included on Exhibit B properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such patent is issued or such application is pending.

(c) Each person, including without limitation any employee, independent contractor, consultant, or agent of AEGIS, who has or has had any rights in or to each of the patents and patent applications included in the AEGIS Patents Rights has executed an agreement assigning his, her or its entire right, title and interest in and to such AEGIS Patents Rights to the owner thereof as identified on Exhibit B.

(d) To AEGIS’ knowledge, each owner and inventor of each of the AEGIS Patents Rights has complied with all applicable duties of candor and good faith in dealing with any patent office, including the duty to disclose to any applicable patent office all information known to be material to patentability.

(e) To AEGIS’ knowledge, neither AEGIS nor any third party has undertaken or omitted to undertake any acts, and to its knowledge, no circumstances or grounds exist, that would invalidate, reduce or eliminate, in whole or in part, the enforceability, validity or scope of any of the AEGIS Patents Rights.

(f) AEGIS is the sole and exclusive owner or exclusive licensee of the patents and patent applications listed in Exhibit B, free and clear of all Encumbrances. Subject to the license granted to ARS hereunder, AEGIS has the exclusive right to Exploit the AEGIS Technology, including without limitation any and all patent rights licensed to AEGIS by UAB pursuant to the UAB Agreement, for use with the Compound in the Field in the Territory. AEGIS has the right to grant all rights and licenses it grants to ARS under this License Agreement with respect to the AEGIS Technology, including without limitation any and all patent rights licensed to AEGIS by UAB pursuant to the UAB Agreement.

(g) Other than pursuant to this License Agreement and the Prior Agreements, AEGIS has not assigned, licensed, sublicensed, granted any interest in or options to, nor has AEGIS otherwise entered into any existing agreement with respect to, the AEGIS Technology for use with the Compound in the Field and shall not do so prior to the expiration or termination of this License Agreement.

(h) AEGIS has taken commercially reasonable precautions to protect the secrecy, confidentiality and value of the AEGIS Technology.

(i) As of the Effective Date, to AEGIS’ knowledge, the use of the AEGIS Technology in accordance with the terms of this License Agreement does not infringe the intellectual property rights of any third party and does not constitute a misappropriation of the trade secrets or other intellectual property rights of any third party in the Territory.

(j) As of the Effective Date, to AEGIS’ knowledge, no third party has interfered with, infringed upon or misappropriated the AEGIS Technology in the Field for use with the Compound.

(k) As of the Effective Date, AEGIS has not been served with notice of any interference action or litigation with respect to the AEGIS Technology nor has AEGIS received any written communication which expressly threatens any interference action, requests that AEGIS obtain a license from any third party or otherwise threatens or contemplates litigation with respect to the AEGIS Technology, whether before any patent and trademark office, court, or any other governmental authority. To AEGIS’ knowledge, as of the Effective Date: (i) no such action or litigation has been threatened, and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such action or litigation.

2.2.2 Regulatory Matters.

(a) As of the Effective Date, to AEGIS’ knowledge, AEGIS holds, and is operating in compliance with, any and all exceptions, permits, licenses, franchises, authorizations and clearances of the FDA and/or any other governmental authority required in connection with the development to date of the Excipients.

(b) AEGIS has not received any warning letters or written correspondence from the FDA and/or any other governmental authority requiring the termination, suspension or modification of any clinical or pre-clinical studies or tests with respect to the Excipients.

(c) As of the Effective Date, there are no actual or, to AEGIS’ knowledge, threatened enforcement actions relating to any Excipient by the FDA or any other governmental authority which has jurisdiction over AEGIS’ or any applicable third-party manufacturer’s operations or products, including, without limitation, any fines, injunctions civil or criminal penalties, investigations, debarments or suspensions.

(d) AEGIS is not, and to AEGIS’ knowledge, no person involved in the performance of AEGIS’ or any services under this License Agreement is, debarred or suspended under 21 U.S.C. §335(a) or (b).

2.2.3 Compliance with Laws. As of the Effective Date, to AEGIS’ knowledge, AEGIS is in compliance in all respects with all Laws that are applicable to the ownership, operation or use of any of the Excipients or AEGIS Technology. To AEGIS’ knowledge, there are no events, conditions, circumstances, activities, practices, incidents or actions of AEGIS relating to the AEGIS Technology that would interfere with or prevent compliance with or give rise to any liabilities or investigative, corrective or remedial obligations with respect to the AEGIS Technology under applicable Laws.

2.2.4 Supply Matters. Any Excipients supplied by AEGIS will be done so in accordance with the Supply Agreement.

2.2.5 UAB Licensing Agreement. The UAB Licensing Agreement is a legal and valid obligation binding upon the parties thereto and enforceable in accordance with its terms. Attached hereto as Exhibit C is a true and correct copy of the UAB Licensing Agreement, with the financial terms and sponsored research terms redacted. No provisions of the UAB Licensing Agreement or any other agreement with any third party restrict or limit AEGIS’ right to grant ARS the rights and licenses granted by AEGIS to ARS in this License Agreement. AEGIS has not received any notice of default, and is not in default, of any of its obligations under the UAB Licensing Agreement, and no circumstances or grounds exist that would reasonably be expected to give rise to a claim of material breach or right of rescission, termination, revision, or amendment of the UAB Licensing Agreement. To AEGIS’ knowledge, UAB is not in default, of any of its obligations under the UAB Licensing Agreement. AEGIS has obtained all required consents from UAB for it to grant to ARS the rights and licenses granted by AEGIS hereunder.

2.3 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 2, AEGIS MAKES NO REPRESENTATIONS OR WARRANTIES IN THIS LICENSE AGREEMENT, EXPRESS OR IMPLIED, REGARDING THE AEGIS TECHNOLOGY, INCLUDING WITHOUT LIMITATION ANY REPRESENTATION OR WARRANTY REGARDING VALIDITY, ENFORCEABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT, AND ALL RIGHTS IN THE AEGIS TECHNOLOGY PROVIDED TO MOTIF HEREUNDER ARE PROVIDED “AS IS.”

3.	LICENSE GRANTS; SUBLICENSING AND SUBCONTRACTING

3.1 AEGIS Technology. AEGIS hereby grants to ARS an exclusive (even as against AEGIS except for use pursuant to and in accordance with the Supply Agreement), sublicensable (as set forth in Section 3.2), worldwide license, under the AEGIS Technology, to Exploit Compound(s) and Product(s) in the Field.

3.2 Sublicenses. ARS shall have the right to grant sublicenses under any portion or all of the license set forth in Section 3.1 to one or more Affiliates and/or third parties without the prior written consent of AEGIS. ARS shall give AEGIS prompt written notice of each sublicense under this License Agreement, and shall deliver a copy of each sublicense to AEGIS within [***] after execution of the same Each sublicense shall be subject to the applicable terms and conditions of this License Agreement, including an obligation on the sublicensee to file royalty reports to ARS, which reports shall be subject to audit by ARS (but not AEGIS). ARS agrees to audit such sublicensees at AEGIS’ reasonable request; provided that the timing and scope of any such audit are consistent with ARS’s business practices and such requests by AEGIS shall not exceed [***] request per [***]. ARS shall remain liable to AEGIS for sublicensee’s exercise of any of ARS’s rights and sublicensee’s performance of ARS’s obligations under this License Agreement, including, but not limited to, payment of royalties, keeping of records and reporting of sales as if the sublicensee’s sales were ARS’s sales. For purposes of clarity, the right to “have manufactured” and to “have sold” shall not be considered to be a sublicense under this License Agreement.

3.3 Manufacture; Right of Reference.

3.3.1 Except as set forth in this Section 3.3 or the Supply Agreement, notwithstanding the license granted under Section 3.1 to manufacture Excipients, ARS hereby covenants and agrees to not exercise such right to make or have made Excipients except as specified in the Supply Agreement. If and when ARS becomes entitled to manufacture the Excipients, as specified in the Supply Agreement, AEGIS shall provide reasonable assistance to ARS to facilitate the disclosure and transfer of copies of any AEGIS Know-How Rights or other technology reasonably required to permit ARS or any such contract manufacturer to manufacture Excipients.

3.3.2 ARS shall have the right to reference the AEGIS Data in connection with the Exploitation of Product(s), including without limitation the applicable drug master files pertaining to the Excipients. Such right shall extend to any contract manufacturer engaged by ARS, any of its Affiliates and/or any sublicensees to manufacture Excipients. As requested by ARS, AEGIS shall provide a letter of authorization to the FDA authorizing the FDA to access AEGIS’ drug master files exclusively for submissions associated with the Product(s).

3.4 Contract Research.

3.4.1 The license granted under Section 3.1 to conduct research and to develop Products shall automatically extend to any contract research organization and/or contract analytical organization engaged by ARS, any of its Affiliates and/or any sublicensee in connection with research and development efforts for the Products. At ARS’s request, AEGIS shall provide reasonable assistance to ARS to facilitate the disclosure and transfer of copies of any AEGIS Know-How Rights or other technology reasonably required to permit any such contract research organization and/or contract analytical organization to conduct research and development efforts for the Products, [***].

3.4.2 In the event that ARS desires to engage a contract research organization in connection with its research and development efforts, if any, solely related to the Excipients, ARS agrees to provide a request for quotation of services to UAB at the same time as when providing such requests to other potential service providers. Such request shall allow for a commercially reasonable period of time to provide a response from all potential contractors. The Parties understand and agree that ARS shall have no obligation to utilize the services of UAB or any other party and that this Section 3.4.2 shall not apply to the development of the Product or any other development matters not related solely to the Excipients.

3.5 Exclusivity; Non-Competition.

3.5.1 Until the expiration of the Royalty Term in each country in the Territory, neither AEGIS nor any of its Affiliates shall, directly or indirectly (including without limitation by selling, offering for sale, licensing, offering for license, agreeing to sell or license, divesting or transferring rights, including without limitation any AEGIS Technology, to any third party) engage in any activities or participate in any business or otherwise compete with ARS anywhere in the Territory with respect to the Exploitation of any therapeutic containing the same active pharmaceutical ingredient, derivative or active metabolite as any Product without the prior written consent of ARS.

3.5.2 Each of the Parties recognizes that the restrictions contained in, and the terms of, this Section 3.5 are properly required for the adequate protection of the license set forth in Section 3.1 and ARS’s rights under this License Agreement, and agree that if any provision in this Section 3.5 is determined by any court to be unenforceable by reason of its extending for too great a period of time or over too great a geographic area, or by reason of its being too extensive in any other respect, such covenant shall be interpreted to extend only for the longest period of time and over the greatest geographic area, and to otherwise have the broadest application as shall be enforceable.

3.6 Technology Disclosure; Assistance. Within [***] after the Effective Date, AEGIS shall deliver, at [***], to ARS, or provide ARS with copies of, (a) the AEGIS Know- How Rights, consisting of (i) copies of any publications related to the application of Excipients, including without limitation the Excipient known as Intravail®, (ii) basic formulation ingredients, concentration data, formulation protocols, etc., (iii) access to all toxicology and safety information relating to Excipients, including without limitation the Excipient known as Intravail® (excluding third party confidential information), and (iv) access to the drug master file(s) (excluding the CMC portion and third party confidential information) pertaining to the Excipients; and (b) all AEGIS Patent Rights and all relevant material information related thereto available to AEGIS. Additionally, at such time in the future during the term of this License Agreement if AEGIS or its Affiliates acquires additional AEGIS Technology which AEGIS reasonably believes to be necessary or useful for ARS to Exploit the Product, Aegis shall [***] disclose the same to ARS, together with the material information and documents concerning the same which are available to Aegis. At ARS’s request [***], throughout the term of this License Agreement, Aegis shall provide reasonable assistance to ARS to facilitate the disclosure and transfer of copies of any Aegis Data, Aegis Know-How Rights, or other technology reasonably required to permit ARS to Exploit the Excipients for the Product(s), including without limitation to permit ARS or any sublicensee or contract manufacturer of ARS to develop and/or manufacture Excipients for purposes of manufacturing Product(s) if and when permitted in accordance with Section 3.3, but subject to the limitation of Section 3.1.

3.7 Diligence Efforts.

3.7.1 ARS shall use Commercially Reasonable Efforts (defined below) to obtain regulatory approval for the Product and to thereafter maximize sales of the Product in the Territory.

3.7.2 The term “Commercially Reasonable Efforts” shall mean that [***].

3.7.3 In the event ARS does not (directly or with or through any of its Affiliates or sublicensees) use Commercially Reasonable Efforts to Exploit a Product, then AEGIS will have the right to terminate the License with respect to such Product as provided in this Section 3.7.3, and such termination shall be the sole remedy for such failure. Said termination will occur upon AEGIS delivering to ARS a written notice of termination, unless ARS responds within [***] after receipt of said notice with evidence which demonstrates that ARS (or any of its Affiliates or sublicensees) is using Commercially Reasonable Efforts to Exploit a Product.

i) If there is a dispute between the Parties regarding whether ARS (or any of its Affiliates or sublicensees) is using Commercially Reasonable Efforts to Exploit a Product, the dispute resolution procedures pursuant to Section 10.2 shall apply and no termination will occur unless and until it is finally determined pursuant to such procedures that ARS has not (directly or with or through any of its Affiliates or sublicensees) used Commercially Reasonable Efforts to Exploit such Product. In the event that it is finally determined pursuant to such procedures that ARS has not (directly or with or through any of its Affiliates or sublicensees) used Commercially Reasonable Efforts to Exploit such Product, then AEGIS shall not have the right to terminate the License for such Product if ARS puts in place and begins implementation of a commercially reasonable plan, mutually agreed to by the Parties, for compliance with its obligation to use Commercially Reasonable Efforts to Exploit such Product within [***] after such final determination.

ii) If AEGIS terminates the License granted with respect to a Product as permitted by Section 3.7.3, ARS shall assign and transfer exclusively to AEGIS (even as to ARS) all data and intellectual property and any Joint Patent Rights owned by ARS that relate solely to such Product, [***]. AEGIS’ rights to terminate the License under this Section 3.7.3 shall not begin until [***] after the Effective Date.

iii) In the event the License Agreement has been terminated and ARS has assigned and transferred exclusively to AEGIS all data and intellectual property and any Joint Patent Rights owned by ARS that relate solely to such Product, including but not limited to all preclinical and clinical data, related protocols and all rights to any and all patents and patent applications specific to the Product, then AEGIS shall agree to pay to ARS an amount equal to [***] of the net proceeds from any royalties or other amounts that AEGIS receives from third party licensees on net sales of the Product up to [***] of the actual documented third party development costs incurred by ARS specific to the development of the Product.

3.8 Research and Development Plans and Reports.

3.8.1 During the term of this License Agreement and subject to third party confidentiality, AEGIS may offer its recommendations to ARS for development as to any ways which may be more effective for utilizing the Excipient(s). For avoidance of doubt, neither party shall have any legally binding obligations or liabilities concerning the foregoing recommendations.

3.8.2 Within [***] following the end of each Calendar Year during the term of this License Agreement, ARS shall prepare and deliver to AEGIS a written report which shall describe, in reasonable detail, ARS’s efforts and results for researching and developing Products during such Calendar Year.

3.8.3 The plans and report and contents thereof shall be owned exclusively by ARS. AEGIS shall treat the foregoing plans and reports and their contents as Confidential Information of ARS consistent with Section 7.

3.8.4 ARS shall furnish to AEGIS a copy of all clinical protocol(s) and the related patient informed consent form for any clinical trial study, which involves an Excipient or the AEGIS Technology; and AEGIS shall be entitled to share such documents with the AEGIS insurance carriers to the extent required to comply with its contractual obligations to such entities. AEGIS agrees that any personally identifiable information or protected health information, which comes into AEGIS’ possession under this License Agreement will be protected and acted on in accordance with applicable data protection legislation, such as the Health Insurance Portability and Accountability Act of 1996 as well as all other applicable laws and regulations.”

3.9 Excipient Toxicity Studies. In the event that ARS conducts any toxicity studies solely related to the Excipient or the Material, in whole or in part, (the “Material Tox Studies”), ARS agrees to provide to AEGIS a draft copy of the intended protocol(s) to be used for such Material Tox Studies; and ARS will give due considerations to any recommendations which AEGIS may give for improving the protocol(s) for the Material Tox Studies. ARS agrees to provide any data arising from the Material Tox Studies (“Material Tox Data”) to AEGIS within [***] after ARS receives the Material Tox Data. AEGIS may include in its Drug Master File(s) (“DMF”) for the Excipient such portions of or information from the Material Tox Data as is required or appropriate for inclusion in its DMF and may provide copies of such Material Tox Data to its licensees, provided that prior to sharing with any third party, AEGIS and ARS shall redact all ARS Confidential Information including all references to ARS, the Product and/or the Compound; provided however that the Material Tox Data added to the DMF shall not be redacted.

4.	PAYMENTS

4.1 License Issuance Fee.

4.1.1 As partial consideration for the grant to ARS of the License, ARS shall pay to AEGIS a one-time, nonrefundable and noncreditable license fee of Fifty Thousand U.S. dollars (U.S. $50,000) upon the Effective Date which shall be paid by ARS to Aegis payable in cash and due on or before June 30, 2018.

4.1.2 Aegis may, but shall not be obligated, to provide ARS with invoices for the above Section 4.1.1 payments, which failure by Aegis to provide ARS with invoices shall not change when any such payment is due. ARS’S failure to make any payment when due shall constitute a breach and AEGIS shall have the right at its option to terminate this License Agreement, subject to any cure provisions, pursuant to Section 9.2.1.

4.2 Regulatory Milestone Payments.

4.2.1 As partial consideration for the grant to ARS of the rights under Section 3.1 the Parties agree to the following payments within [***] of the Milestone event:

Milestone	Amount U.S. Dollars
Successful Completion of NDA enabling PK Study or its equivalent	$450,000
Acceptance of the NDA filing or its equivalent	$1,000,000
Approval of the first NDA or its equivalent	$2,500,000

4.2.2 At the time when any milestone payment listed in the table above is due, if ARS has not paid all other milestone payments (if any) previously listed in such table, then at such time ARS shall pay all such unpaid previous milestone payments.

4.2.3 The term “Successful Completion” shall mean [***].

4.3 Commercialization Milestones. As partial consideration for the grant to ARS of the rights under Section 3.1, the following milestone payments will be paid, on a Product-by-Product basis. For Annual Net Sales milestones, the first time in the first Calendar Year that the total aggregate Net Sales of the applicable Product in a Calendar Year by ARS, its Affiliates and its sublicensees in the Territory reach the amounts set forth in the table in this Section 4.3, below. Within [***] following the achievement of each of the following milestones, ARS shall give written notice to AEGIS thereof and shall pay to AEGIS the corresponding one time only milestone payments described below.

Milestone	Amount U.S. Dollars
First commercial sale of the first Product		$5,000,000
[***]	$	[***	]
[***]	$	[***	]

4.4 Royalties.

4.4.1 Within [***] following the First Commercial Sale of a Product in each country in the Territory, ARS shall give written notice to AEGIS thereof.

4.4.2 As partial consideration for the grant to ARS of the rights under Section 3.1, during the applicable Royalty Term, ARS shall pay to AEGIS royalties on Annual Net Sales of Products, on a country-by-country and Product-by-Product basis in accordance with this Section 4.4, in an amount equal to the applicable rate set forth in the table in this Section 4.4.2, below, times the Annual Net Sales of Products by ARS, its sublicensees and their respective Affiliates, subject to the applicable reductions as set forth in Sections 4.4.3 through 4.4.6; but in no event will the royalty rate be reduced pursuant to Sections 4.4.3 through 4.4.6 by more than [***] (although any such unused reduction sum will be carried forward and applied against future payments).

Annual Net Sales (U.S. $)	Royalty Rate
Aggregate Annual Net Sales during a Calendar Year	[***]%

4.4.3 The royalty percentage then applicable under this Section 4.4 to Net Sales of any Product made in any country in the Territory shall be reduced by [***] from [***] to [***] if at the time of the sale of such Product in such country, the use, manufacture, offer for sale, sale and import of such Product in such county is not covered by a Valid Claim.

4.4.4 The royalty percentage then applicable to Net Sales of any Product made in any country in the Territory shall be further reduced by [***] from that in Section 4.4.3 from [***] to [***], if, at the time of the sale of such Product in such country, there are Competing Products that collectively account for [***] or more of all sales across all indications for which the Products are marketed in that country. In the event that Competing Products in any country no longer collectively account for [***] or more of all sales across all indications for which the Products are marketed in that country, then such [***] reduction shall be suspended.

The term “Competing Product” shall mean [***].

4.4.5 If the level of competition, patent protection or the general commercial environment for such Product in such country materially affect the commercial viability of such Product in such country at the royalty rate then applicable under this Section 4.4, then AEGIS shall, upon written notice by ARS, negotiate and agree with ARS in good faith a reduction of such royalty rates, as applicable to such Product in such country.

4.4.6 Third Party Licenses.

(a) If ARS determines, in its reasonable judgment (subject to subpart b below), that the intellectual property rights of a third party are necessary for the practice of any AEGIS Technology in accordance with this License Agreement, then the royalty and milestone amounts owed to AEGIS hereunder for Exploiting the AEGIS Technology in the country (or countries) where such third party intellectual property rights are enforceable shall be subject to a credit reduction in an amount equal to [***] of the amount of any payments that ARS (or any of its sublicensees) pays such third party to use such third party intellectual property rights; provided, no payment to AEGIS shall be reduced by more than [***] of the amount payable before any reductions or credits (although any unused excess credit may be carried forward and applied against future payments).

(b) If AEGIS disputes ARS’s determination under Section 4.4.6(a) that the technology, and/or a license to intellectual property rights, of such third party is necessary for the practice of any AEGIS Technology in accordance with this License Agreement, AEGIS may submit such dispute to an independent third party arbiter, mutually agreed to by the Parties, such agreement not to be unreasonably withheld, delayed, or conditioned, and such arbiter to have at least [***] experience in the biopharmaceutical industry overseeing drug development or patent law, who shall determine within [***] whether, in the absence of rights granted by such third party, the practice of any AEGIS Technology in accordance with this License Agreement would likely or actually infringe or misappropriate such third party’s intellectual property. Such arbiter’s determination shall be final and binding on the Parties, and any dispute with respect to such arbiter’s determination shall not be submitted for resolution pursuant to Section 10.2. Additionally, any determination of likely or actual infringement shall be deemed a determination that such license to intellectual property rights of a third party is “necessary” for purposes of Section 4.4.6(a).

4.4.7 ARS, its sublicensees or their respective Affiliates shall not intentionally sell any Product to a third party at a discount in order to induce the same third party to purchase any other products or services.

4.5 Royalty Reports.

4.5.1 After the First Commercial Sale of the first Product, ARS shall keep complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales, and to enable the royalties payable to AEGIS under Section 4.4 to be determined.

4.5.2 Within [***] after the end of each Calendar Quarter during the term of this License Agreement following the First Commercial Sale of the first Product by ARS, its sublicensees or their respective Affiliates, ARS shall furnish to AEGIS a written report showing in reasonably specific detail, on a country-by-country and Product-by-Product basis, (a) the gross sales of Products sold by ARS, its Affiliates and sublicensees during such Calendar Quarter and the calculation of Net Sales from such gross sales; (b) the calculation of the royalties which shall have accrued based upon such Net Sales; (c) the withholding taxes, if any, required by law to be deducted with respect to such Net Sales; and (d) the exchange rates, if any, used in determining the amount of U.S. dollars.

4.5.3 All royalties shown to have accrued by each royalty report provided under this Section 4.5 shall be payable on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.

4.6 Audits.

4.6.1 Upon the written request of AEGIS and not more than [***] in each Calendar Year, ARS shall permit an independent certified public accounting firm of nationally recognized standing, selected by AEGIS and reasonably acceptable to ARS, [***], to have access during normal business hours to such of the records of ARS as may be reasonably necessary to verify the accuracy of the royalty reports under Section 4.5 for any year ending not more than [***] prior to the date of such request. The accounting firm shall be required to sign a confidentiality agreement for the benefit of, and in a form reasonably acceptable to, ARS, and shall disclose to AEGIS and ARS only whether the reports are correct or not and the specific details concerning any discrepancies. No other information shall be shared.

4.6.2 If such accounting firm concludes that additional royalties were owed during the audited period, ARS shall pay such additional royalties within [***] after the date AEGIS delivers to ARS such accounting firm’s written report so concluding. If such accounting firm concludes that ARS has overpaid royalties during the audited period, ARS shall have the right to credit the amount of the overpayment against each subsequent quarterly payment due to AEGIS until the overpayment has been fully applied to pay such additional royalties. If the overpayment is not fully applied prior to the final quarterly payment of royalties due hereunder, AEGIS shall [***] refund to ARS an amount equal to any remaining overpayment. The fees charged by such accounting firm shall be paid by AEGIS; provided, however, if the audit discloses that the royalties payable by ARS for such period are more than [***] of the royalties actually paid for such period, then [***] shall pay the reasonable fees and expenses charged by such accounting firm.

4.6.3 ARS shall include in each permitted sublicense granted by it pursuant to the License Agreement a provision requiring the sublicensee to make reports to ARS, and to keep and maintain records of sales made pursuant to such sublicense, and to permit audits by ARS of such records. ARS shall grant access to such reports by AEGIS’ independent accountant as set forth in Section 4.6.1.

4.6.4 AEGIS shall treat all financial information subject to review under this Section 4.5 as Confidential Information of ARS consistent with Section 7, and shall cause its accounting firm to retain all such financial information in confidence.

4.7 Payment Method. All payments owed under this License Agreement shall be paid in United States Dollars in immediately available funds and shall be made by wire transfer from a United States bank located in the United States to such bank account as designated from time to time by AEGIS to ARS. For the purposes of computing Net Sales of Products commercialized by ARS that are sold in a currency other than U.S. dollars, such currency shall be converted into U.S. dollars as calculated at the actual average rates of exchange for the pertinent month as reported in the Wall Street Journal, or at such other exchange ratio as the Parties may mutually approve in writing.

4.8 Taxes and Duties. If ARS is required to withhold any tax to the tax or revenue authorities in any country regarding any payment to AEGIS due to the applicable laws of such country, such amount shall be deducted from the payment to be made by ARS, and ARS shall promptly notify AEGIS of such withholding. Within a reasonable amount of time after making such deduction, ARS shall furnish AEGIS with copies of any documentation evidencing such withholding and the related payment by ARS to the applicable tax authority. Each Party agrees to cooperate with the other in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect, and in obtaining papers from or filing papers with the applicable tax authority. [***].

5.	OWNERSHIP AND RIGHTS FOR DATA AND TECHNOLOGY

5.1 AEGIS Technology. Subject to the rights and licenses specified in this License Agreement, AEGIS shall solely own all right title and interest in the AEGIS Data, AEGIS Inventions, AEGIS Know-How Rights, and AEGIS Patent Rights.

5.2 ARS Technology. Subject to the rights and licenses specified in this License Agreement, ARS shall solely own all right title and interest in the ARS Data, ARS Inventions, ARS Know-How Rights, and ARS Patent Rights.

5.3 Inventorship. Inventorship of Inventions shall be determined in accordance with U.S. patent laws (Title 35, United States Code), and, except as expressly provided otherwise in Section 5.4, 5.5 or 5.6, the inventor of an invention (whether Aegis, ARS, or Aegis and ARS jointly) shall be the owner of such Inventions and any patent rights and other intellectual property rights in and to such Inventions. AEGIS personnel have executed, or will be caused to execute, agreements requiring such personnel to assign to AEGIS all Inventions made by such personnel, and ARS personnel have executed, or will be caused to execute, agreements requiring such personnel to assign to ARS all Inventions made by such personnel.

5.4 Inventions Related to the Compound.

5.4.1 Ownership. As between AEGIS and ARS, ARS is the owner of all right, title and interest in and to the Compound, which shall be included in ARS Technology, and all existing patents and patent applications (“ARS Patents”) and:

(a) AEGIS shall not (and shall not attempt or purport to) file or prosecute in any country any patent application which claims or uses or purports to claim or use solely the Compound or the Product, or any information or other materials directly or indirectly derived therefrom, without the prior express written consent of ARS.

(b) If there is an Invention related solely to Compound made or conceived by employees, consultants, agents and others conducting work on behalf of AEGIS or its Affiliate, whether alone or jointly with one or more employees, consultants, agents and others conducting work on behalf of ARS, AEGIS agrees to [***] disclose such invention to ARS and supply ARS with a copy of the disclosure for ARS’S evaluation purposes. ARS shall have the sole right to determine what, if any, patent applications should be filed on such Invention. AEGIS hereby assigns to ARS all right, title and interest in any such Inventions and shall execute, and require its and its Affiliates personnel and contractors to execute, any documents reasonably required to confirm ARS’s ownership of such Inventions, and any documents required to apply for, maintain and enforce any patent rights in such Inventions.

(c) Any new Invention claiming Compounds and/or ARS Technology, and not claiming Excipients or Products or Aegis Technology, that is invented in whole or in part by ARS, regardless of whether it may be commercially useful, shall be owned solely by ARS. Nothing herein shall affect the right of ARS to invent and seek intellectual property protection for inventions that do not claim AEGIS Technology. ARS shall obtain Aegis’ prior written approval, which shall not be unreasonably withheld, conditioned or delayed, to the disclosure of the Excipient as a known excipient, and to the disclosure and use of information from studies involving the Excipient or Product, in the specification of any ARS Patent (which pursuant to Section 5.5.1 shall not claim or purport to claim the Excipient, and pursuant 5.6 shall not claim or purport to claim a Joint Invention).

5.4.2 No Implied License. This License Agreement shall not grant any license or other rights to AEGIS in any patent rights or other intellectual property rights of ARS, and no rights are provided to AEGIS under any patents, patent applications, trade secrets or other proprietary rights of ARS. In particular, no rights are provided to use the Compound and any patents or intellectual property of any kind to AEGIS for profit-making, commercial or research purposes, including but not limited to sale of the Compound, use in manufacturing, provision of a service to a third party in exchange for consideration, or use in research or consulting by a commercial or not for-profit entity.

5.5 Inventions Related to the Excipient.

5.5.1 Ownership. As between AEGIS and ARS, AEGIS is the owner of all right, title and interest in and to the Excipient, which shall be included in AEGIS Technology and all existing patents and patent applications (“AEGIS Patents”) and;

(a) ARS shall not (and shall not attempt or purport to) file or prosecute in any country any patent application which, discloses claims or uses or purports to claim or use the Excipient, or any information or other materials directly or indirectly derived therefrom without the prior express written consent of AEGIS.

(b) If there is an Invention related to Excipient made or conceived by employees, consultants, agents and others conducting work on behalf of ARS, whether alone or jointly with one or more employees, consultants, agents and others conducting work on behalf of AEGIS, ARS agrees to promptly disclose such invention to AEGIS and supply AEGIS with a copy of the disclosure for AEGIS’ evaluation purposes. AEGIS shall have the sole right to determine what, if any, patent applications should be filed on such Invention. ARS hereby assigns to AEGIS all right, title and interest in any such Inventions and shall execute, and require its and its Affiliates personnel and contractors to execute, any documents reasonably required to confirm AEGIS’ ownership of such Inventions, and any documents required to apply for, maintain and enforce any patent rights in such Inventions. For the avoidance of doubt, such Inventions shall be AEGIS Technology and be subject to the terms of the License.

5.5.2 No Implied License. Except for the License, this License Agreement shall not be construed to grant any license or other rights to ARS in the AEGIS Technology (other than Joint Inventions and Joint Patent Rights).

5.6 Joint Inventions. “Joint Invention” shall mean: (a) any Invention that embodies or claims a Product, including without limitation any invention relating to the use of Excipient for administering or stabilizing such Compound or any application of Excipient related to such Compound or Product; or (b) any Invention that is (i) made or conceived jointly by one or more employees, consultants, agents and others conducting work on behalf of AEGIS and one or more employees, consultants, agents and others conducting work on behalf of ARS in connection with the performance of, and during the term of, this License Agreement and/or the Supply Agreement and/or any of the Prior Agreements and (ii) is not an Invention subject to the provisions of Section 5.4.1 or Section 5.5.1 shall be a “Joint Invention”. As between AEGIS and ARS, AEGIS shall be the owner of the Joint Inventions.

5.7 Invention Rights and Obligations. In the event that any patent application(s) to one or more Invention(s) recites embodiments including an Excipient and/or Product, and claims to such embodiments can be pursued reasonably and in good faith, they will be pursued in good faith by the Party taking responsibility for prosecution. In the fulfilment of their obligations under Sections 5.4.1(b), 5.5.1(b), and 5.6, the Parties agree to disclose such Inventions to each other, and to cooperate in the preparation and prosecution of such applications pursuant to Sections 6.1 6.2 and 6.3. However, the Parties acknowledge that Inventions may be made which do not necessarily rely upon the Excipient, but in which we are nevertheless obligated to disclose the inclusion of embodiments reciting an Excipient and/or Product, and/or may disclose data from studies which involved a Product; and the parties acknowledge that patent applications may be filed upon such Inventions which would support both claims reciting Products included in an application containing claims not reciting Products.

For the avoidance of doubt, Inventions wherein disclosure of data from studies which involved a Product are used to support claims that do not recite a Product or Excipient, they will be ARS Technology; the mention of an Excipient in the specification of an application does not make an Invention a Joint Invention or Aegis Technology; however the mention of an Excipient in a claim does make an Invention a Joint Invention or Aegis Technology. However, ARS covenants to pursue claims reciting embodiments including an Excipient and/or Product in good faith, if claims to such embodiments can be pursued reasonably and in good faith by either Party, either in the first application or one or more continuing applications. When such claims are presented in an application, ARS agrees that such application will be owned by Aegis and Aegis may at its option assume primary responsibility for prosecution of the application. If ARS decides, in good faith and at its sole discretion, not to pursue such claims, Aegis shall have the option to pursue such claims at its own expense.

6.	PATENT RIGHTS

6.1 Prosecution and Maintenance of AEGIS Patent Rights.

6.1.1 AEGIS shall have the sole right (but not the obligation), [***] to prepare, file, prosecute and maintain the AEGIS Patent Rights. AEGIS shall give ARS a reasonable opportunity, before filing, to review and comment on the text of any patent application within the AEGIS Patent Rights that covers the Product and shall provide ARS with a copy of such patent application as filed, together with notice of its filing date and serial number. ARS shall, [***] cooperate with AEGIS, execute all lawful papers and instruments and make all rightful oaths and declarations as may be necessary in the preparation, prosecution and maintenance of the AEGIS Patent Rights.

6.1.2 To the extent reasonably expected to adversely affect the AEGIS Patent Rights or the Product, AEGIS shall [***] provide ARS with copies of correspondence or materials received from the PCT, the U.S. Patent & Trademark Office, or equivalent intellectual property regulatory authority in any other country.

6.1.3 If ARS reasonably believes that AEGIS may fail to make any required payments or take any action required for the preparation, filing, prosecution, defense or maintenance of the AEGIS Patent Rights within a reasonable time, ARS shall provide AEGIS with written notice of such deficiency. If AEGIS fails to take any action required for the preparation, filing, prosecution, defense or maintenance of the AEGIS Patent Rights within the shorter of (i) [***] of notice from ARS or (ii) [***] before the deadline for taking such action, ARS shall have the right to thereafter make any such required payments or take any such required action, and deduct and offset such payments and any related costs and expenses from any milestone payments, royalties or other payments which may be required under this License Agreement or otherwise by ARS, its Affiliates or sublicensees to AEGIS.

6.1.4 ARS shall reimburse AEGIS for actual costs incurred by AEGIS under the AEGIS Patent Rights that are specific only to the Compound(s) and/or Product(s), including but not limited to all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications.

6.2 Prosecution and Maintenance of ARS Patent Rights. ARS shall have the sole right (but not the obligation), [***] to prepare, file, prosecute and maintain the ARS Patent Rights. [***] AEGIS shall cooperate with ARS, execute all lawful papers and instruments and make all rightful oaths and declarations as may be necessary in the preparation, prosecution and maintenance of the ARS Patent Rights.

6.3 Orange Book Listings. ARS shall have the sole right (but not the obligation) to list any appropriate patents within the AEGIS Patent Rights, Joint Patent Rights, and ARS Patent Rights in the FDA Orange Book with respect to any Product.

6.4 Enforcement.

6.4.1 Notification. Each Party shall notify the other Party of any infringement known to such Party of any AEGIS Patent Rights, ARS Patent Rights, or Joint Patent Rights for any Product for use in the Field and shall provide the other party with the available evidence, if any, of such infringement.

6.4.2 Paragraph IV Claims. Except to the extent otherwise agreed by the Parties in writing, the costs for any patent infringement litigation suit based on a Paragraph IV certification or any equivalent action outside the United States (i.e., an ANDA patent infringement litigation involving a patent listed pursuant to 21 U.S.C. Section 355(a)(2)(A)(iv)) involving the AEGIS Patent Rights, Joint Patent Rights or ARS Patent Right (to the extent covering a Product), brought by a third party where ARS is a named defendant, or by ARS where ARS is a named plaintiff, in both cases irrespective of whether AEGIS is also named as a defendant or plaintiff (a “Paragraph IV Claim”), [***]. ARS shall have sole right to institute, prosecute and control such litigation. AEGIS shall cooperate fully in such litigation, and in the case where ARS desires to bring such litigation, at ARS’s request, AEGIS agrees to join any such litigation to enforce the AEGIS Patent Rights or Joint Patent Rights against the third party or parties that made such Paragraph IV certification. AEGIS shall have the right to approve any settlement that would adversely affect the AEGIS Patent Rights or AEGIS’s rights under this License Agreement or result in any liability or admission on behalf of AEGIS, such approval not to be unreasonably withheld, conditioned or delayed. Any recovery realized as a result of such litigation shall be first applied to the prorata reimbursement of any reasonable litigation expenses of ARS and AEGIS under this Section 6.4.2. Any remaining recovery realized from litigation brought pursuant to this Section 6.4.2 shall be treated as profits on sales of Products for purposes of determining Net Sales under this License Agreement, with AEGIS receiving the applicable royalty for purposes of Section 4.4 on such deemed Net Sales, and ARS receiving the remainder. [***].

6.4.3 AEGIS Patent Rights. Except as set forth in Section 6.4.2, AEGIS, [***] shall have the right to determine the appropriate course of action to enforce the AEGIS Patent Rights or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce the AEGIS Patent Rights, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to the AEGIS Patent Rights, and shall consider, in good faith, the interests of ARS in so doing. If AEGIS does not, within [***] after receipt of any notice from ARS under Section 6.4.1, either abate the infringement of the AEGIS Patent Rights for any Product in the Field or file suit to enforce the AEGIS Patent Rights against at least one infringing party, or, to the extent UAB has the first right to do so pursuant to the UAB Licensing Agreement, cause UAB to do so, ARS shall have the right, upon prior written notice to AEGIS, to take whatever action it deems appropriate to enforce the AEGIS Patent Rights for any Product in the Field; provided, however, that, within [***] after receipt of notice of ARS’s intent to file such suit, AEGIS shall have the right to either (a) join such suit as a co-plaintiff or co-defendant with ARS and to fund up to [***] the costs of such suit or (b) request that ARS not take any such action or file such suit, and, if ARS informs AEGIS that it intends to take such action or file such suit, AEGIS may submit such dispute to an independent third party arbiter, mutually agreed to by the Parties, with at least [***] experience in patent law, who shall determine within [***] whether taking such action or filing such suit would have a reasonable likelihood of successfully enforcing patent rights covering Product(s) and/or Excipient(s) used in Product(s). Such arbiter’s determination shall be final and binding on the Parties, and any dispute with respect to such arbiter’s determination shall not be submitted for resolution pursuant to Section 10.2.

6.4.4 Joint Patent Rights.

(a) ARS, [***] shall have the right to determine the appropriate course of action to enforce any Joint Patent Rights that claim Compound(s), Product(s), and/or Excipient(s) used in Product(s) or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce such Joint Patent Rights, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to such Joint Patent Rights, and shall consider, in good faith, the interests of AEGIS in so doing. If ARS does not, within [***] after receipt of any notice from AEGIS under Section 6.4.1, either abate the infringement of such Joint Patent Rights or file suit to enforce such Joint Patent Rights against at least one infringing party, AEGIS shall have the right, upon prior written notice to ARS, to take whatever action it deems appropriate to enforce such Joint Patent Rights; provided, however, that, within [***] after receipt of notice of AEGIS’ intent to file such suit, ARS shall have the right to join such suit as a co-plaintiff or co-defendant with AEGIS and to fund up to [***] the costs of such suit.

(b) AEGIS [***] shall have the right to determine the appropriate course of action to enforce the Joint Patent Rights that claims Excipient(s), and do not claim Compound(s), Product(s), and/or Excipient(s) used in Product(s), or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce such Joint Patent Rights, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to such Joint Patent Rights, and shall consider, in good faith, the interests of ARS in so doing. If AEGIS does not, within [***] after receipt of any notice from ARS under Section 6.4.1, abate the infringement of such Joint Patent Rights or file suit to enforce such Joint Patent Rights against at least one infringing party, ARS shall have the right, upon prior written notice to AEGIS, to take whatever action it deems appropriate to enforce such Joint Patent Rights; provided, however, that, within [***] after receipt of notice of ARS’s intent to file such suit, AEGIS shall have the right to join such suit as a co-plaintiff or co-defendant with ARS and to fund up to [***] the costs of such suit.

6.4.5 Cooperation; Recovery. ARS and AEGIS shall reasonably cooperate with each other in the planning and execution of any action under Sections 6.4.3 or 6.4.4. The Party controlling any such enforcement action shall not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the non-controlling Party without the prior written consent of the other Party. Except as otherwise agreed to by the Parties as part of a cost-sharing arrangement, any recovery realized as a result of such litigation shall be first applied to the prorata reimbursement of any reasonable litigation expenses of ARS and AEGIS. Any remaining recovery realized from such litigation shall be treated as profits on sales of Products for purposes of determining Net Sales under this License Agreement, with AEGIS receiving the applicable royalty for purposes of Section 4.4 on such deemed Net Sales, and ARS receiving the remainder. [***].

6.4.6 ARS Patent Rights. ARS, [***] shall have the right to determine the appropriate course of action to enforce the ARS Patent Rights or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce the ARS Patent Rights, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to the ARS Patent Rights.

6.5 FDA Matters. AEGIS covenants that it will not in the performance of its obligations under this License Agreement use the services of any person debarred or suspended under 21 U.S.C. §335(a) or (b). AEGIS will not hire, as an officer or an employee any person who has been convicted of a felony under the laws of the United States for conduct relating to the regulation of any drug product under the United States Food, Drug and Cosmetic Act.

7.	CONFIDENTIALITY

7.1 Confidentiality. During the term of this License Agreement and for a period of [***] following the expiration or earlier termination hereof, each Party shall maintain in confidence the Confidential Information of the other Party, shall not use or grant the use of the Confidential Information of the other Party except as expressly permitted hereby, and shall not disclose the Confidential Information of the other Party. Notwithstanding the previous sentence, the receiving Party may disclose the Confidential Information of the disclosing Party solely on a “need to know basis”, to Affiliates, and their and each of the Parties’ respective directors, employees, contractors and agents, each of whom prior to disclosure must be bound by obligations of nondisclosure and non-use no less restrictive than the obligations set forth in this Section 7; provided, however, that, in each of the above situations, the receiving Party shall remain responsible for any failure by any person or entity that receives Confidential Information pursuant to this Section 7.1 to treat such Confidential Information as required under this

Section 7. To the extent that disclosure to any person is authorized by this License Agreement, prior to disclosure, a Party shall obtain written agreement of such person to hold in confidence and not disclose, use or grant the use of the Confidential Information of the other Party except as expressly permitted under this License Agreement. Each Party shall notify the other Party [***] upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.

7.2 Terms of License Agreement. Neither party shall disclose any terms or conditions of this License Agreement to any third party without the prior consent of the other Party; provided, however, that a Party may disclose the terms or conditions of this License Agreement, (a) on a need-to-know basis to its legal and financial advisors to the extent such disclosure is reasonably necessary, and (b) to a third party in connection with (i) an equity investment in, or lending arrangement with, such third party, (ii) a sublicense, collaboration, co-promotion, strategic partnership, merger, consolidation or similar transaction by such Party, or (iii) the sale of all or substantially all of the assets of such Party. In addition, ARS acknowledges that AEGIS is required and shall have the right to provide a copy of this License Agreement (and any subsequent amendment hereto), to UAB under the confidentiality provisions of the UAB Licensing Agreement. AEGIS shall use reasonable efforts to enforce the confidentiality provisions of the UAB Licensing Agreement to the fullest extent permitted thereby so as to preserve the confidentiality of this License Agreement and its terms, and shall not consent to any disclosure of this License Agreement or its terms to any third party by UAB. Notwithstanding the foregoing, either Party may disclose the fact that the Parties have entered into this exclusive license agreement, and a general description of the AEGIS Patent Rights, the Product, and the Field covered by this License Agreement.

7.3 Permitted Disclosures. The confidentiality obligations under this Section 7 shall not apply to any portion of Confidential Information to the extent that a Party is required to disclose such portion by applicable Law, regulation or order of a governmental agency or a court of competent jurisdiction; provided, however, that such Party shall provide written notice thereof to the other Party, consult with the other Party with respect to such disclosure and provide the other Party sufficient opportunity to object to any such disclosure or to request confidential treatment thereof.

7.4 Publicity. If either Party wishes to make a public disclosure concerning this License Agreement, such Party shall provide the other Party in advance with a copy of such proposed disclosure and the other Party shall have [***] within which to approve or disapprove the content of the proposed disclosure. Neither Party shall unreasonably withhold approval of such disclosure. Failure to respond within such [***] period shall constitute approval. Either Party may disclose the existence of this License Agreement and the terms and conditions hereof, without the prior written consent of the other Party, as may be required by applicable Law (including, without limitation, disclosure requirements of any Regulatory Authority (including without limitation the FDA and the U.S. Securities and Exchange Commission, or the NYSE, NASDAQ or any other stock exchange), in which case the Party seeking to disclose the information shall provide written notice thereof to the other Party, consult with the other Party with respect to such disclosure and provide the other Party sufficient opportunity to object to any such disclosure or to request confidential treatment thereof. Once a Party has approved the substance of any disclosure concerning this License Agreement, whether in a press release, a filing with a Regulatory Authority or otherwise, such Party may thereafter republish such disclosure in any other medium without again obtaining the prior approval of the other Party.

8.	INDEMNIFICATION AND INSURANCE

8.1 Indemnification by ARS. Except to the extent that AEGIS is obligated to indemnify ARS under Section 8.2, ARS shall indemnify and hold harmless AEGIS, and its directors, officers, employees and agents, from and against all losses, liabilities, damages and expenses, including reasonable attorneys’ fees and costs, arising from any claims, demands, actions or other proceedings by any third party arising from (a) the breach of any representation, warranty or covenant by ARS under this License Agreement; or (b) the Exploitation of the AEGIS Technology or Products by ARS, its sublicensees or their respective Affiliates; provided, however, that such indemnification right shall not apply to any losses, liabilities, damages or expenses to the extent directly attributable to the negligence, reckless misconduct, or intentional misconduct of a Party seeking indemnification under this Section 8.1.

8.2 Indemnification by AEGIS. AEGIS shall indemnify and hold harmless ARS, and its directors, officers, employees and agents, from and against all losses, liabilities, damages and expenses, including reasonable attorneys’ fees and costs, arising from any claims, demands, actions or other proceedings by any third party arising from (a) the breach of any representation, warranty or covenant by AEGIS under this License Agreement; (b) the Exploitation of the AEGIS Technology or Excipient(s) by AEGIS, its licensees (excluding ARS) or their respective Affiliates; or (c) any claim of any third party that AEGIS willfully disclosed or made available to ARS any AEGIS Technology in violation of an obligation of AEGIS to such third party; provided, however, that such indemnification right shall not apply to any losses, liabilities, damages or expenses to the extent directly attributable to the negligence, reckless misconduct, or intentional misconduct of a Party seeking indemnification under this Section 8.2.

8.3 Procedure. A Party that intends to claim indemnification under this Section 8 (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) in writing of any claim, demand, action or other proceeding for which the Indemnitee intends to claim indemnification; provided, however, that the failure to provide written notice of such claim within a reasonable period of time will not relieve the Indemnitor of any of its obligation hereunder, except to the extent that the Indemnitor is prejudiced by such failure to provide prompt notice. The Indemnitor shall have the right to participate in, and to the extent the Indemnitor so desires to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that the Indemnitee, shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of the Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between the Indemnitee and any other party represented by such counsel in such proceedings. The Indemnitor may not settle or otherwise consent to an adverse judgment in any such claim, demand, action or other proceeding, that diminishes the rights or interests of the Indemnitee without the prior express written consent of the Indemnitee, which consent shall not be unreasonably withheld, delayed, or conditioned, unless (a) there is no finding or admission of any violation of Law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnitee and (b) the sole relief provided is monetary damages that are paid in full by the Indemnitor.

8.4 Insurance. Each Party shall maintain insurance with respect to its activities under this License Agreement as is normal and customary in the pharmaceutical industry generally for parties similarly situated. Each Party shall, upon request of the other Party, provide the requesting Party with a copy of the foregoing policies of insurance, along with any amendments and revisions thereto. ARS shall be named as an additional insured on any such policies maintained hereunder by AEGIS, and AEGIS shall be named as an additional insured on any such policies maintained hereunder by ARS. If there are any additional costs for adding a Party as an additional insured, that Party shall pay such additional costs.

9.	TERM; TERMINATION

9.1 Term. This License Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to Section 9.2 or 9.3, shall continue in effect until the expiration of ARS’s obligation to pay royalties hereunder.

9.2 Termination for Breach or Bankruptcy.

9.2.1 If ARS has breached any of its obligations to pay any of the payments to which AEGIS is entitled under Section 5, and such breach shall continue for [***] after written notice of such breach was provided to ARS by AEGIS, AEGIS shall have the right at its option to terminate this License Agreement effective at the end of such [***] period.

9.2.2 If a Party has materially breached any of its obligations under this License Agreement (except as specified in Section 9.2.1), and such material breach shall continue for [***] after written notice of such breach was provided to the breaching Party by the nonbreaching Party, the nonbreaching Party shall have the right at its option to terminate this License Agreement effective at the end of such [***] period.

9.2.3 Either Party may terminate this License Agreement, to the extent permissible under applicable Law, upon the occurrence of one or more of the following:

(a) immediately upon written notice to the other Party in the event such other Party becomes insolvent or initiates a voluntary proceeding under the U.S. Bankruptcy Code (beginning at 11 U.S.C. 101, as amended) (the “Bankruptcy Code”); or

(b) immediately upon written notice to the other Party in the event such other Party becomes the subject of an involuntary proceeding under the U.S. Bankruptcy Code and such proceeding is not dismissed or stayed within [***] of its commencement.

9.3 Termination by ARS. ARS may terminate this License Agreement at any time upon [***] prior written notice to AEGIS for any reason or no reason.

9.4 Effect of Expiration or Termination.

9.4.1 Expiration or termination of this License Agreement shall be without prejudice to any rights which shall have accrued to the benefit of a Party prior to the effective date of such expiration or termination. Without limiting the foregoing, Sections 1, 5, 7, 8, 10 and Sections 4.6, 6.1, 6.2, 6.4, and 9.4 shall survive any expiration or termination of this License Agreement.

9.4.2 Upon expiration of this License Agreement under Section 9.1, ARS shall have a non-exclusive, paid-up license for the same rights previously covered by this License Agreement.

9.4.3 If ARS elects to terminate this License Agreement under Section 9.2.2, ARS may nevertheless continue to have the same license rights previously covered by this License Agreement, so long as ARS continues to pay royalties, milestones, and other sums that are payable to AEGIS under this License Agreement; provided that ARS shall have the right to credit against any such royalties, milestones, and other sums payable an amount equal to any actual direct damages suffered by ARS as a result of the breach by AEGIS which gave rise to the termination under Section 9.2.2.

9.4.4 Except as may be necessary or useful for the exercise of the licenses set forth in Sections 9.4.1, 9.4.2 and 9.4.3, promptly upon the expiration or earlier termination of this License Agreement, (a) ARS shall destroy or return [***] to AEGIS (as AEGIS shall direct) all AEGIS Technology; and (b) each Party shall return to the other Party all tangible items regarding the Confidential Information of the other Party and all copies thereof; provided, however, that each Party shall have the right to retain one (1) copy for its legal files for the sole purpose of determining its obligations hereunder.

10.	GENERAL PROVISIONS

10.1 Governing Law. This License Agreement shall be governed by, interpreted and construed in accordance with the laws of the State of California, without giving effect to any conflicts of law principles that would result in the application of the laws of any state other than the State of California.

10.2 Arbitration. Any dispute, controversy or claim initiated by either Party arising out of, resulting from or relating to this License Agreement, or the performance by either Party of any obligation under this License Agreement, whether before or after termination of this License Agreement, shall be finally resolved by binding arbitration. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. Any such arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association by a panel of three arbitrators appointed in accordance with such rules. Any such arbitration shall be held in San Diego, California. The method and manner of discovery in any such arbitration proceeding shall be governed by the Commercial Arbitration Rules of the American Arbitration Association. Each Party shall choose one (1) arbitrator within [***] after receipt of notice of the intent to arbitrate. Such arbitrators shall thereafter choose a third arbitrator within [***] of their appointment. If one or both of the Parties fails to make a timely appointment of its arbitrator, then such missing arbitrator(s) will be appointed by the American Arbitration Association. The arbitrators shall have the authority to grant specific performance and to allocate between the Parties the costs of arbitration in such equitable manner as they determine. The arbitrators shall make their award and decision by majority approval, which shall be made in accordance with the terms of this License Agreement and applicable law. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Notwithstanding the foregoing, (i) either Party shall have the right, without waiving any right or remedy available to such Party under this License Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such Party, pending the selection of the arbitrators hereunder or pending the arbitrators’ determination of any dispute, controversy or claim hereunder, and (ii) any and all issues regarding the scope, construction, validity, and enforceability of one or more patents shall be determined in a court of competent jurisdiction under the local patent laws of the jurisdictions having issued the patent or patents in question. Each of the Parties agrees that if certain material obligations under this License Agreement are not performed in accordance with their specific terms or are otherwise breached, (a) severe and irreparable damage would occur, (b) no adequate remedy at law would exist and (c) damages would be difficult to determine. Each of the Parties agrees that, in such case, the injured Party or Parties shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, as well as any other relief permitted by applicable law, and the breaching Party shall waive any requirement that such Party or Parties post bond as a condition for obtaining any such relief. All proceedings and decisions of the arbitrator(s) shall be deemed Confidential Information of each of the Parties, and shall be subject to Section 7.

10.3 Modification; Waiver. This License Agreement may not be altered, amended, supplemented, or modified in any way except by a writing signed by each Party. No waiver by a Party of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default. The failure by either Party to take any action or assert any right hereunder shall in no way be construed to be a waiver of such right, nor in any way be deemed to affect the validity of this License Agreement or any part hereof, or the right of a Party to thereafter enforce each and every provision of this License Agreement.

10.4 Rights Under U.S. Bankruptcy Code. All rights and licenses granted under or pursuant to this License Agreement by AEGIS are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses to intellectual property as defined under Section 101 of the Bankruptcy Code. AEGIS agrees that ARS shall retain and may fully exercise its rights and elections under the Bankruptcy Code.

10.5 Assignment. Neither this License Agreement nor any right or obligation hereunder may be assigned or delegated, in whole or part, by either Party without the prior express written consent of the other; provided, however, that (i) ARS may, without the written consent of AEGIS, assign this License Agreement and its rights and delegate its obligations hereunder in connection with the transfer or sale of all or substantially all of its business related to the Product, or in the event of its merger, consolidation, change in control or similar transaction; (ii) AEGIS may, without the written consent of ARS, assign this License Agreement and its rights and delegate its obligations hereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in control or similar transaction; and (iii) neither Party shall unreasonably withhold, delay or condition its consent to any proposed assignment in any situation whereby all of its rights and entitlements are unaffected. Any permitted assignee shall assume all obligations of its assignor under this License Agreement. Any purported assignment in violation of this Section 10.5 shall be void. For avoidance of doubt, AEGIS may have the Excipients manufactured by a third party contract manufacturer for the benefit of AEGIS and/or ARS, which shall not be deemed to be an assignment or delegation restricted by this Section 10.5.

10.6 Independent Contractors. The relationship of the Parties is that of independent contractors. The Parties are not deemed to be agents, partners or joint venturers of the others for any purpose as a result of this License Agreement or the transactions contemplated thereby.

10.7 Further Actions. Each Party agrees to execute, acknowledge and deliver such further documents and instruments and to perform all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this License Agreement.

10.8 Notices. Any notice, report, communication, or consent required or permitted by this License Agreement shall be in writing and shall be sent by a Party (a) by prepaid registered or certified mail, return receipt requested, (b) by overnight express delivery service by a nationally recognized courier, or (c) via confirmed facsimile, followed within [***] by a copy mailed in the preceding manner, addressed to the other Party at the address shown below or at such other address as such Party gives notice hereunder. Such notice will be deemed to have been given when delivered or, if delivery is not accomplished by some fault of the addressee, when tendered.

If to AEGIS:

AEGIS THERAPEUTICS, LLC

[***]

with a copy to (which alone shall not constitute notice):

DLA Piper US LLP

[***]

If to ARS:

ARS PHARMACEUTICALS, INC.

[***]

with a copy to (which alone shall not constitute notice):

[***]

10.9 No Implied Licenses. Only licenses and rights granted expressly herein shall be of legal force and effect. No license or other right shall be created hereunder by implication, estoppel or otherwise.

10.10 Force Majeure. Nonperformance of a Party (other than for the payment of money) shall be excused to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming Party; provided, however, that the nonperforming Party shall use commercially reasonable efforts to resume performance as soon as reasonably practicable.

10.11 No Consequential Damages. EXCEPT WITH RESPECT TO A BREACH OF SECTION 7, IN NO EVENT SHALL A PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES ARISING OUT OF THIS LICENSE AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING WITHOUT LIMITATION LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS LICENSE AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 10.11 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER SECTION 8.

10.12 Complete Agreement. This License Agreement, the Supply Agreement, and the Prior Agreements, constitute the entire agreement between the Parties regarding the subject matter hereof, and all prior and contemporaneous representations, understandings and agreements regarding the subject matter hereof, either written or oral, expressed or implied, are superseded and shall be and of no effect; provided, however, that the terms of certain Mutual Confidentiality Agreement between AEGIS and ARS dated as of September 17, 2015, shall remain in full force and effect as to all confidential information disclosed thereunder.

10.13 Counterparts. This License Agreement may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same agreement. A facsimile copy of this License Agreement bearing the signature (original or facsimile or .PDF version) of both Parties shall be binding on the Parties.

10.14 Severability. If any provision of any provision of this License Agreement shall be found by a court to be void, invalid, or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of this License Agreement; provided that no such reformation or striking shall be effective if the result materially changes the economic benefit of this License Agreement to any Party. In the event that any provision of this License Agreement becomes or is declared by a court of competent jurisdiction to be void, invalid, or unenforceable, and reformation or striking of such provision would materially change the economic benefit of this License Agreement to any Party, the Parties shall modify such provision in accordance with Section 10.3 to obtain a legal, valid, and enforceable provision and provide an economic benefit to the Parties that most nearly effects the Parties’ intent on entering into this License Agreement.

10.15 Headings. The captions to the several sections hereof are not a part of this License Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

[SIGNATURE PAGE NEXT]

IN WITNESS WHEREOF, the Parties have caused this License Agreement to be executed by their respective duly authorized officers as of the Effective Date.

AEGIS THERAPEUTICS, LLC

By:	/s/ Edward T. Maggio
Edward T. Maggio, Ph.D. Chief Executive Officer

ARS PHARMACEUTICALS, INC.

By:	/s/ Richard Lowenthal
Richard Lowenthal, MS, MBA (MSEL)
Chief Executive Officer

EXHIBIT A

DEFINITIONS

“AEGIS” shall have the meaning set forth in the preamble to the License Agreement and the Supply Agreement.

“AEGIS Data” shall mean any data regarding the Compound(s), Excipient(s), and/or Product(s) in which AEGIS has an ownership or licensable interest at any time during the term of the License Agreement and/or Supply Agreement, including without limitation all relevant and available sections of the drug master file(s) for the Excipients, as filed by AEGIS or its Affiliates with the FDA or any other governmental authority from time to time, but excluding third party confidential information.

“AEGIS Invention” shall mean any Invention made or conceived by employees, consultants, agents and others conducting work on behalf of Aegis that relates to Compound(s), Excipient(s), and/or Product(s), but excluding a Joint Invention.

“AEGIS Know-How Rights” shall mean, collectively, all trade secret and other know-how rights relating to the Compound(s), Excipient(s), and/or Product(s) in which AEGIS has an ownership or licensable interest at any time during the term of the License Agreement.

“AEGIS Patent Rights” shall mean, collectively, (a) any patent and patent application, which is owned by AEGIS, licensed to AEGIS or otherwise controlled by AEGIS or any of its Affiliates, as of the Effective Date or during the term of this Agreement and is necessary or useful to Exploit the Product, including without limitation those certain patent applications listed on Exhibit B attached to the License Agreement and any patent rights for an AEGIS Invention; (b) all patents that have issued or in the future may issue from any of the foregoing patent applications, including without limitation utility models, design patents and certificates of invention; (c) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications; and (d) all patents and patent applications that may issue or be prepared in the future based on AEGIS Inventions, including without limitation utility models, design patents, certificates of invention, and all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications.

“AEGIS Technology” shall mean, collectively, (a) AEGIS Data; (b) AEGIS Patent Rights; (c) AEGIS Know-How Rights; (d) AEGIS Inventions; and (e) AEGIS’ interest in any Joint Inventions and/or Joint Patent Rights.

“Affiliate” shall mean, with respect to any person or entity, any other person or entity that controls, is controlled by or is under common control with such person or entity. For purposes of this definition, a person or entity shall be in “control” of an entity if it owns or controls at least fifty percent (50%) of the equity securities of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority), or otherwise has the power to control the management and policies of such other entity.

“Annual Net Sales” shall mean, with respect to any Annual Net Sales Period, the Net Sales earned in such Annual Net Sales Period.

“Annual Net Sales Period” shall mean each of (a) the period from the date of the First Commercial Sale of the first Product through December 31 of the Calendar Year in which the First Commercial Sale of the first Product takes place, and (b) each Calendar Year thereafter.

“Approval” shall mean, with respect to any Product in any jurisdiction, all approvals from any Regulatory Authority necessary for the sale of the Product in such jurisdiction in accordance with applicable Laws, including without limitation receipt of pricing and reimbursement approvals, where required.

“ARS” shall have the meaning set forth in the preamble to the License Agreement.

“ARS Data” shall mean any data regarding the Compound(s), Excipient(s), and/or Product(s) developed by employees, consultants, agents and others on behalf of ARS.

“ARS Invention” shall mean any Invention made or conceived by employees, consultants, agents and others conducting work on behalf of ARS that relates to Compound(s), Excipient(s), or Product(s), but excluding a Joint Invention.

“ ARS Know-How Rights” shall mean, collectively, all trade secret and other know-how rights relating to the Compound(s), Excipient(s), and/or Product(s) in which ARS has an ownership or licensable interest at any time during the term of the License Agreement.

“ARS Patent Rights” shall mean, collectively, (a) any patent and patent application relating to Excipient(s), Compound(s) or Product(s) which are owned, licensed or otherwise controlled by ARS or any of its Affiliates as of the Effective Date or thereafter; (b) all patents that have issued or in the future may issue from any of the foregoing patent applications, including without limitation utility models, design patents and certificates of invention; (c) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications; and (d) all patents and patent applications that may issue or be prepared in the future based on ARS Inventions, including without limitation utility models, design patents, certificates of invention, and all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications.

“ARS Technology” shall mean, collectively, (a) ARS Data; (b) ARS Inventions; (c) ARS Know- How Rights; and (d) ARS Patent Rights.

“Bankruptcy Code” shall have the meaning set forth in Section 9.2.3(a) of the License Agreement.

“Business Day” means any day that is not a Saturday or a Sunday or a day on which the New York Stock Exchange is closed.

“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, however, that (a) the first Calendar Quarter of the License Agreement and the Supply Agreement shall extend from the commencement of such respective agreement to the end of the first complete Calendar Quarter thereafter; and (b) the last Calendar Quarter shall end upon the expiration or termination of the License Agreement or the Supply Agreement, as applicable.

“Calendar Year” means (a) for the first Calendar Year of the term of the License Agreement and the Supply Agreement, the period beginning on the Effective Date and ending on December 31, 2008, (b) for each Calendar Year of the term of the License Agreement or the Supply Agreement, as applicable, thereafter, each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31, and (c) for the last Calendar Year of the term of the License Agreement or the Supply Agreement, the period beginning on January 1 of the Calendar Year in which the License Agreement or the Supply Agreement, respectively, expires or terminates and ending on the effective date of expiration or termination of the License Agreement or the Supply Agreement, respectively.

“Commercially Reasonable Efforts” shall have the meaning set forth in Section 3.7.2 of the License Agreement.

“Competing Product” shall have the meaning set forth in Section 4.5.4 of the License Agreement.

“Compound” shall mean epinephrine and any metabolite, salt, ester, hydrate, anhydride, solvate, isomer, isotope, enantiomer, free acid form, free base form, crystalline form, co-crystalline form, complexes, amorphous form, pro-drug (including ester pro-drug) form, racemate, polymorph, chelate, isomer, tautomer, or optically active form of the foregoing.

“Confidential Information” shall mean, with respect to a Party, all information (and all tangible and intangible embodiments thereof), that is owned or controlled by such Party, is disclosed by or on behalf of such Party to the other Party pursuant to the License Agreement and/or the Supply Agreement, and (if disclosed in writing or other tangible medium) is marked or identified as confidential at the time of disclosure to the receiving Party or (if otherwise disclosed) is identified as confidential at the time of disclosure to the receiving Party and described as such in writing within [***] after such disclosure. Notwithstanding the foregoing, Confidential Information of a Party shall not include information which, and only to the extent, the receiving Party can establish by written documentation (a) has been generally known prior to disclosure of such information by the disclosing Party to the receiving Party; (b) has become generally known, without the fault of the receiving Party, subsequent to disclosure of such information by the disclosing Party to the receiving Party; (c) has been received by the receiving Party at any time from a source, other than the disclosing Party, rightfully having possession of and the right to disclose such information free of confidentiality obligations; (d) has been otherwise known by the receiving Party free of confidentiality obligations prior to disclosure of such information by the disclosing Party to the receiving Party; or (e) has been independently developed by employees or others on behalf of the receiving Party without use of such information disclosed by the disclosing Party to the receiving Party (each, a “Confidentiality Exception”).

“Confidentiality Exception” shall have the meaning set forth in the preceding definition.

“DMF” shall have the meaning set forth in Section 3.9 of the License Agreement.

“Effective Date” shall have the meaning set forth in the preamble to the License Agreement.

“EMA” shall mean the European Medicines Agency, or the successor thereto.

“Encumbrance” shall mean any lien, mortgage, deed of trust, pledge, security interest, charge, condition, equitable interest, right of first refusal, community property interest, covenant, option, title defect, claim, restriction, variance, exception, license, or other adverse claim or interest or encumbrance of any kind or nature whatsoever, whether or not perfected, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership

“Excipients” shall mean AEGIS’s proprietary chemically synthesizable delivery enhancement agents (including without limitation the Intravail® absorption enhancement agents), that, among other things, allow non-invasive systemic delivery of potent peptide, protein, and small and large molecule drugs.

“EU” shall mean the countries comprising the European Union as it may be constituted from time to time, and any successors to, or new countries created from, any of the foregoing.

“Exploit,” “Exploiting” or “Exploitation” shall mean to research, develop, make, have made, use, sell, have sold, offer for sale, import, export and/or otherwise commercialize and dispose of.

“FDA” shall mean the Food and Drug Administration of the United States, or the successor thereto.

“Field” shall mean any and all indications, uses, or purposes of Compound(s) and/or Product(s) in any and all formulations, including without limitation for the treatment, palliation, diagnosis, or prevention of any human or animal disease, disorder, or condition.

“First Commercial Sale” shall mean, with respect to a Product, the first sale for which payment has been received for use or consumption by the general public of such Product.

“GAAP” shall mean generally accepted accounting principles.

“GMP” shall mean Good Manufacturing Practices, as specified by FDA, or similar standards or guidelines promulgated by the FDA from time-to-time, or equivalent Regulatory Authority in countries other than the United States, as applicable.

“Government Approval Application” shall mean, with respect to each country of the Territory, all filings with the FDA or the EMA (or the equivalent health regulatory authority in each country within the Territory) for registrations, permits, licenses, authorizations, approvals, or notifications that are required to develop, make, use, sell, import or export a Product, including without limitation the equivalent of an NDA, as required by the FDA or the EMA or the counterpart of the FDA or the EMA in each such country.

“IND” shall mean an investigational new drug application or similar application which is required to be filed with the FDA prior to commencing a clinical investigation of a drug pursuant to 21 C.F.R. 312.

“Indemnitee” shall have the meaning set forth in Section 8.3 of the License Agreement.

“Indemnitor” shall have the meaning set forth in Section 8.3 of the License Agreement.

“Intravail®” shall mean the Material described on Exhibit B attached to the Supply Agreement, manufactured in compliance with all applicable Laws, including without limitation GMP.

“Invention” shall mean any invention, discovery, know-how, technology or other enhancement, whether or not patentable that is made or conceived by employees, consultants, agents and others conducting work on behalf of AEGIS, ARS or both, in connection with the performance of, and during the term of, the License Agreement and/or the Supply Agreement or any of the Prior Agreements.

“Joint Invention” shall have the meaning set forth in Section 5.6 of the License Agreement.

“Joint Patent Rights” shall mean, collectively, all patents and patent applications that may issue or be prepared in the future, which claim or purport to claim a Joint Invention, including without limitation utility models, design patents, certificates of invention, and all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications.

“Law” shall mean any federal, state or local law, statute or ordinance, or any rule, regulation, or published guidelines promulgated by any governmental authority, including the United States Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder.

“License Agreement” shall have the meaning set forth in the preamble to that certain License Agreement entered into by ARS and AEGIS as of the Effective Date.

“Material” shall mean any Excipient supplied by AEGIS to ARS pursuant to the Supply Agreement, including without limitation the AEGIS product known as Intravail®, as further described in Exhibit B to the Supply Agreement, manufactured in compliance with all applicable Laws, including without limitation GMP.

“Material Tox Data” shall have the meaning set forth in Section 3.9 of the License Agreement.

“Material Tox Studies” shall have the meaning set forth in Section 3.9 of the License Agreement.

“NDA” shall mean a New Drug Application, Biologics License Application, Product License Application, or similar application which is required to be filed with the FDA to obtain a marketing approval of a Product in the United States.

“Net Proceeds” shall have the meaning set forth in Section 4.2.5 of the License Agreement.

“Net Sales” with respect to any Product, the invoiced sales price of such Product by ARS, its sublicensees and their respective Affiliates billed to independent customers who are not Affiliates, less [***].

“Paragraph IV Claim” shall have the meaning set forth in Section 6.4.2 of the License Agreement.

“Party” shall mean either AEGIS or ARS.

“Phase III Trial” means a human clinical trial of a product, the principal purpose of which is to gather evidence as to the effectiveness and safety in individuals or patients, as described in 21 C.F.R. 312.21(c), or a similar clinical study prescribed by the relevant Regulatory Authorities in a foreign country.

“Prior Agreements” shall mean (a) that certain Material Transfer, Option and Research License Agreement between Aegis and ARS dated as of July 14, 2016; and (b) that certain Mutual Confidentiality Agreement between Aegis and ARS dated as of September 17, 2015.

“Product” shall mean any product containing a Compound and formulated using the Excipient(s).

“Regulatory Authority” shall mean any national or supranational governmental authority, including without limitation the FDA, EMA, or Koseisho, that has responsibility over the development and/or commercialization of a Compound, an Excipient and/or a Product.

“Royalty Term” shall mean, with respect to a Product in a country, the period that begins on the date of First Commercial Sale of such Product in such country and ends on the later of: (a) expiration of the last Valid Claim that covers the manufacture, use, offer for sale, sale, or import of such Product in such country or (b) the earlier of (i) fifteen (15) years after the date of the First Commercial Sale of such Product in such country.

“Subsequent Product” shall mean a new Product (in addition to a previous Product) for which a new NDA Approval is required by the FDA for marketing the Product.

“Successful Completion” shall have the meaning set forth in Section 4.2.3 of the License Agreement.

“Supply Agreement” shall have the meaning set forth in the preamble to that certain Supply Agreement entered into by ARS and AEGIS as of the Effective Date.

“Territory” shall be worldwide.

“UAB” shall mean The UAB Research Foundation, a not-for-profit corporation.

“UAB Licensing Agreement” shall mean the Licensing Agreement between AEGIS and UAB, effective February 12, 2004.

“Valid Claim” shall mean, on a country-by-country basis, either (a) a claim of an issued and unexpired patent in the AEGIS Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (b) a claim of a pending patent application in the AEGIS Patent Rights, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application, and in any event has not been pending for more than [***].

FIRST AMENDMENT

TO LICENSE

AGREEMENT

This First Amendment to License Agreement (this “First Amendment”) is made and effective as of July 15, 2020 (the “First Amendment Date”) by and between AEGIS THERAPEUTICS, LLC, a California limited liability company (“AEGIS”), and ARS PHARMACEUTICALS, INC., a Delaware corporation (“ARS” and together with AEGIS, the “Parties”).

RECITALS

WHEREAS, AEGIS and ARS are parties to that certain License Agreement dated June 18, 2018 (the “Agreement”);

WHEREAS, Section 4.4.5 of the Agreement provides that AEGIS will, upon written notice by ARS, negotiate and agree with ARS in good faith a reduction of the royalty rate payable on Products on a country-by-country basis if the level of competition, patent protection or the general commercial environment for such Product in such country materially affects the commercial viability of such Product in such country, and ARS has requested that AEGIS negotiate and agree to such a royalty rate reduction in connection with royalties payable with respect to sales of Products by sublicensees; and

WHEREAS, AEGIS and ARS now wish to amend the Agreement to modify the provisions of the Agreement regarding the royalty rate payable on Annual Net Sales of Products on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, AEGIS and ARS hereby agree as follows:

1. Defined Terms. Capitalized terms used but not otherwise defined in this First Amendment shall have the meanings provided in the Agreement.

2. Section 4.4 of the Agreement is hereby amended and restated to read in its entirety as follows:

“4.4 Royalties.

4.4.1 Within [***] following the First Commercial Sale of a Product in each country in the Territory, ARS shall give written notice to AEGIS thereof.

4.4.2 As partial consideration for the grant to ARS of the rights under Section 3.1, during the applicable Royalty Term, subject to Section 4.4.8, ARS shall pay to AEGIS royalties on Annual Net Sales of Products, on a country-by-country and Product-by- Product basis in accordance with this Section 4.4 in an amount equal to the applicable rate set forth in the table in this Section 4.4.2, below, times the Annual Net Sales of Products by ARS, its sublicensees and their respective Affiliates, subject to the applicable reductions as set forth in Sections 4.4.3 through 4.4.6; but in no event will the royalty rate be reduced pursuant to Sections 4.4.3 through 4.4.6 by more than [***] (although any such unused reduction sum will be carried forward and applied against future payments).

1

Annual Net Sales (U.S. $)	Royalty Rate
Aggregate Annual Net Sales during a Calendar Year	[***]

4.4.3 The royalty percentage then applicable under this Section 4.4 to Net Sales of any Product made in any country in the Territory shall be reduced by [***] from [***] to [***] if at the time of the sale of such Product in such country, the use, manufacture, offer for sale, sale and import of such Product in such county is not covered by a Valid Claim.

4.4.4 The royalty percentage then applicable to Net Sales of any Product made in any country in the Territory shall be further reduced by [***] from that in Section 4.4.3 from [***] to [***], if, at the time of the sale of such Product in such country, there are Competing Products that collectively account for [***] or more of all sales across all indications for which the Products are marketed in that country. In the event that Competing Products in any country no longer collectively account for [***] or more of all sales across all indications for which the Products are marketed in that country, then such [***] reduction shall be suspended.

The term “Competing Product” shall mean [***].

4.4.5 If the level of competition, patent protection or the general commercial environment for such Product in such country materially affect the commercial viability of such Product in such country at the royalty rate then applicable under this Section 4.4, then AEGIS shall, upon written notice by ARS, negotiate and agree with ARS in good faith a reduction of such royalty rates, as applicable to such Product in such country.

4.4.6 Third Party Licenses.

(a) If ARS determines, in its reasonable judgment (subject to subpart b below), that the intellectual property rights of a third party are necessary for the practice of any AEGIS Technology in accordance with this License Agreement, then the royalty and milestone amounts owed to AEGIS hereunder for Exploiting the AEGIS Technology in the country (or countries) where such third party intellectual property rights are enforceable shall be subject to a credit reduction in an amount equal to [***] of the amount of any payments that ARS (or any of its sublicensees) pays such third party to use such third party intellectual property rights; provided, no payment to AEGIS shall be reduced by more than [***] of the amount payable before any reductions or credits (although any unused excess credit may be carried forward and applied against future payments).

2

(b) If AEGIS disputes ARS’s determination under Section 4.4.6(a) that the technology, and/or a license to intellectual property rights, of such third party is necessary for the practice of any AEGIS Technology in accordance with this License Agreement, AEGIS may submit such dispute to an independent third party arbiter, mutually agreed to by the Parties, such agreement not to be unreasonably withheld, delayed, or conditioned, and such arbiter to have at least [***] experience in the biopharmaceutical industry overseeing drug development or patent law, who shall determine within [***] whether, in the absence of rights granted by such third party, the practice of any AEGIS Technology in accordance with this License Agreement would likely or actually infringe or misappropriate such third party’s intellectual property. Such arbiter’s determination shall be final and binding on the Parties, and any dispute with respect to such arbiter’s determination shall not be submitted for resolution pursuant to Section 10.2. Additionally, any determination of likely or actual infringement shall be deemed a determination that such license to intellectual property rights of a third party is “necessary” for purposes of Section 4.4.6(a).

4.4.7 ARS, its sublicensees or their respective Affiliates shall not intentionally sell any Product to a third party at a discount in order to induce the same third party to purchase any other products or services.

4.4.8 In the event that the amount of (a) any payments (such as royalties, profit- sharing, revenue-sharing, or other similar payments, but not milestone payments) required to be paid by an ARS sublicensee to ARS or any of its Affiliates based on the Net Sales of any Product in any of the following countries: Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Latvia, Liechtenstein, Lithuania, Luxembourg, Malta, Netherlands, Norway, Poland, Portugal, Russia and the Commonwealth of Independent States, Romania, Slovakia, Slovenia, Spain, Sweden, Switzerland, Turkey, Ukraine and the United Kingdom, by such sublicensee or its Affiliates or sublicensees in any Calendar Quarter (“Sublicensee Net Sales”) less (b) the COGS for such Product (to the extent that such sublicensee or its Affiliates or sublicensees do not pay or reimburse ARS or any of its Affiliates for any such COGS) (“Sublicensee Sales-Based Profits”) is less [***] due to AEGIS as calculated pursuant to Sections 4.4.2 through 4.4.6 on such Sublicensee Net Sales, then, in lieu of such royalties payable to AEGIS as calculated pursuant to Sections 4.4.2 through 4.4.6, the royalties payable to AEGIS for such Calendar Quarter with respect to such Sublicensee Net Sales shall be [***] of such Sublicensee Sales-Based Profits for such Calendar Quarter. During each Calendar Quarter, such calculation shall be performed and shall be included in each royalty report provided pursuant to Section 4.5 and the applicable royalty shall be paid for such Calendar Quarter. For the avoidance of doubt, the maximum royalty payable to AEGIS under this Section 4.4 is [***] of Annual Net Sales of Products, on a country-by- country and Product-by-Product basis. An example of such calculation is set forth on Exhibit D, attached hereto. For purposes of this Section 4.4.8, “COGS” shall mean, with respect to any Product, and solely to the extent incurred by ARS or its Affiliate: [***];

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and (ii) in the case of manufacturing services performed by a ARS or its Affiliate, including manufacturing services to support products and services acquired from Third Parties as contemplated in subsection (i), [***]. “Actual Unit Costs” shall mean [***]. “Direct Material Costs” shall mean [***]. “Direct Labor Costs” shall mean [***]. “Manufacturing Overhead” attributable to such Product (in bulk or finished form) shall mean [***].”

3. The Exhibit D attached to this First Amendment in ATTACHMENT 1 is hereby added to the Agreement.

4. Effectiveness of Agreement. Except as expressly amended by this First Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

5. Counterparts. This First Amendment may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument even if both Parties have not executed the same counterpart. Signatures provided by facsimile transmission or by email of a .pdf attachment shall be deemed to be original signatures.

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IN WITNESS WHEREOF, each Party has caused this First Amendment to be duly executed by its authorized representative under seal, in duplicate as of the First Amendment Date.

AEGIS THERAPEUTICS, LLC

By:	/s/ Craig Chambliss
Craig Chambliss
Chief Executive Officer

ARS PHARMACEUTICALS, INC.

By:	/s/ Richard E. Lowenthal
Richard E. Lowenthal
President and Chief Executive Officer

SIGNATURE PAGE TO FIRST AMENDMENT

TO LICENSE AGREEMENT

SECOND AMENDMENT TO

LICENSE AGREEMENT

This Second Amendment to License Agreement (this “Second Amendment”) is made and effective as of January 6, 2021 (the “Second Amendment Date”) by and between AEGIS THERAPEUTICS, LLC, a California limited liability company (“AEGIS”), and ARS PHARMACEUTICALS, INC., a Delaware corporation (“ARS” and together with AEGIS, the “Parties”).

RECITALS

WHEREAS, AEGIS and ARS are parties to that certain License Agreement dated June 18, 2018 (the “Agreement”) and certain First Amendment to the License Agreement dated July 15, 2020 (the “First Amendment”);

WHEREAS, the First Amendment provides that the royalties payable to AEGIS under the Agreement are adjusted when net sales payments to ARS from its sublicensees in certain countries are below a specific threshold as calculated in the First Amendment.

WHEREAS, AEGIS and ARS now wish to amend the Agreement to modify the provisions of the Agreement regarding the list of countries to which the First Amendment is applicable on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, AEGIS and ARS hereby agree as follows:

1. Defined Terms. Capitalized terms used but not otherwise defined in this Second Amendment shall have the meanings provided in the Agreement and the First Amendment

2. Section 4.4.8 of the Agreement is hereby amended with the addition of the following underlined text to expand the list of countries to include China. For avoidance of doubt, only this underlined text below, and no other language in either the Agreement or First Amendment, is agreed to be amended herein.

4.4.8 In the event that the amount of (a) any payments [***] required to be paid by an ARS sublicensee to ARS or any of its Affiliates based on the Net Sales of any Product in any country in China (which includes China, Hong Kong, Macau and Taiwan) , Europe (which includes Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Latvia, Liechtenstein, Lithuania, Luxembourg, Malta, Netherlands, Norway, Poland, Portugal, Russia and the Commonwealth of Independent States, Romania, Slovakia, Slovenia, Spain, Sweden, Switzerland, Turkey, Ukraine and the United Kingdom) by such sublicensee or its Affiliates or sublicensees in any Calendar Quarter (“Sublicensee Net Sales”) [***]

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[***] (“Sublicensee Sales-Based Profits”) is [***] as calculated pursuant to Sections 4.4.2 through 4.4.6 on such Sublicensee Net Sales, then, in lieu of such royalties payable to AEGIS as calculated pursuant to Sections 4.4.2 through 4.4.6, the royalties payable to AEGIS for such [***] with respect to such Sublicensee Net Sales shall be [***] of such Sublicensee Sales-Based Profits for such [***]. During each [***], such calculation shall be performed and shall be included in each royalty report provided pursuant to Section 4.5 and the applicable royalty shall be paid for such [***]. For the avoidance of doubt, the maximum royalty payable to AEGIS under this Section 4.4 is [***] of Annual Net Sales of Products, on a country-by- country and Product-by-Product basis. An example of such calculation is set forth on Exhibit D, attached hereto. For purposes of this Section 4.4.8, “COGS” shall mean, with respect to any Product, and [***]: (i) in the case of products and services acquired from Third Parties relating directly to the manufacture of such Product, including quality control and quality assurance services, freight, shipping and warehousing payments made to such Third Parties, [***]; and (ii) in the case of manufacturing services performed by a ARS or its Affiliate, including manufacturing services to support products and services acquired from Third Parties as contemplated in subsection [***]. “Actual Unit Costs” shall mean [***]. “Direct Material Costs” shall mean the [***]. “Direct Labor Costs” shall mean [***]. “Manufacturing Overhead” attributable to such Product (in bulk or finished form) shall mean [***].”

3. Effectiveness of Agreement. Except as expressly amended by this Second Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

4. Counterparts. This Second Amendment may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument even if both Parties have not executed the same counterpart. Signatures provided by facsimile transmission or by email of a .pdf attachment shall be deemed to be original signatures.

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IN WITNESS WHEREOF, each Party has caused this Second Amendment to be duly executed by its authorized representative under seal, in duplicate as of the Second Amendment Date.

AEGIS THERAPEUTICS, LLC

By:	/s/ Craig Chambliss
Craig Chambliss
Chief Executive Officer

ARS PHARMACEUTICALS, INC.

By:	/s/ Richard E. Lowenthal
Richard E. Lowenthal
President and Chief Executive Officer